Exhibit 10.14

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 26th day of October 2007 (the “Effective Date”), by and between RedPrairie Corporation, a Delaware corporation (the “Company”), and Michael Mayoras (the “Executive”).

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A.         The Company desires to employ the Executive, and the Executive desires to accept such employment, on the terms and conditions set forth in this Agreement.

B.         This Agreement shall be effective immediately and shall govern the employment relationship between the Executive and the Company from and after the Effective Date, and, as of the Effective Date, supersedes and negates all previous agreements and understandings with respect to such relationship (including, without limitation, the Employment Agreement by and between the Company and the Executive dated September 26, 2005 (the “Prior Employment Agreement”)).

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.	Retention and Duties.

1.1	Retention. The Company does hereby hire, engage and employ the Executive for the Period of Employment (as such term is defined in Section 2) on the terms and conditions expressly set forth in this Agreement. The Executive does hereby accept and agree to such hiring, engagement and employment, on the terms and conditions expressly set forth in this Agreement.

1.2	Duties. During the Period of Employment, the Executive shall serve the Company as its Chief Executive Officer and shall have the powers, authorities, duties and obligations of management usually vested in the office of the chief executive officer of a company of a similar size and similar nature of the Company, and such other powers, authorities, duties and obligations commensurate with such position as the Company’s Board of Directors (the “Board”) may assign from time to time, all subject to the directives of the Board and the corporate policies of the Company as they are in effect from time to time throughout the Period of Employment (including, without limitation, the Company’s business conduct and ethics policies, as they may change from time to time). During the Period of Employment, the Executive shall report to the Board.

1.3

No Other Employment; Minimum Time Commitment.  During the Period of Employment, the Executive shall (i) devote substantially all of the Executive’s business time, energy and skill to the performance of the Executive’s duties for the

Company, (ii) perform such duties in a faithful, effective and efficient manner to the best of his abilities, and (iii) hold no other employment. The Executive’s service on the boards of directors (or similar body) of other business entities is subject to the approval of the Board. The Company shall have the right to require the Executive to resign from any board or similar body (including, without limitation, any association, corporate, civic or charitable board or similar body) which he may then serve if the Board reasonably determines that the Executive’s service on such board or body interferes with the effective discharge of the Executive’s duties and responsibilities to the Company or that any business related to such service is then in competition with any business of the Company or any of its Affiliates (as such term is defined in Section 5.5), successors or assigns.

1.4	No Breach of Contract. The Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of the Executive’s duties hereunder do not and shall not constitute a breach of, conflict with, or otherwise contravene or cause a default under, the terms of any other agreement or policy to which the Executive is a party or otherwise bound or any judgment, order or decree to which the Executive is subject; (ii) that the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other Person (as such term is defined in Section 5.5) which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; (iii) the Executive is not bound by any employment, consulting, non-compete, confidentiality, trade secret or similar agreement (other than this Agreement) with any other Person; and (iv) the Executive understands the Company will rely upon the accuracy and truth of the representations and warranties of the Executive set forth herein and the Executive consents to such reliance.

1.5	Location. The Executive’s principal place of employment shall be the Company’s principal executive office as it may be located from time to time. The Executive agrees that he will be regularly present at that office. The Executive acknowledges that he will be required to travel from time to time in the course of performing his duties for the Company.

2.	Period of Employment. The “Period of Employment” shall be a period of one year commencing on the Effective Date and ending at the close of business on the first anniversary of the Effective Date (the “Termination Date”); provided, however, that this Agreement shall be automatically renewed, and the Period of Employment shall be automatically extended for one (1) additional year on the Termination Date and each anniversary of the Termination Date thereafter, unless either party gives written notice at least sixty (60) days prior to the expiration of the Period of Employment (including any renewal thereof) of such party’s desire to terminate the Period of Employment (such notice to be delivered in accordance with Section 18). The term “Period of Employment” shall include any extension thereof pursuant to the preceding sentence. Provision of notice that the Period of Employment shall not be extended or further extended, as the case may be, shall not constitute a breach of this Agreement and shall not constitute “Constructive Termination” for purposes of this Agreement. Notwithstanding the foregoing, the Period of Employment is subject to earlier termination as provided below in this Agreement.

3.	Compensation.

3.1	Base Salary. During the Period of Employment, the Company shall pay the Executive a base salary (the “Base Salary”), which shall be paid in accordance with the Company’s regular payroll practices in effect from time to time but not less frequently than in monthly installments. The Executive’s Base Salary shall be at an annualized rate of THREE HUNDRED AND SEVENTY FIVE THOUSAND DOLLARS ($375,000.00). The Board (or a committee thereof) may, in its sole discretion, increase (but not decrease) the Executive’s rate of Base Salary.

3.2	Incentive Bonus. Commencing on January 1, 2008, the Executive shall be eligible to receive an incentive bonus for each fiscal year of the Company that occurs during the Period of Employment (“Incentive Bonus”). The Board may determine to structure the Incentive Bonus as a single annual opportunity or separate the annual Incentive Bonus opportunity into four quarterly installments. Notwithstanding the foregoing and except as otherwise expressly provided in this Agreement, the Executive must be employed by the Company at the time the Company pays the Incentive Bonus with respect to a particular year (or portion of such bonus with respect to a particular quarter) generally with respect to such period of time in order to be eligible for an Incentive Bonus (or portion thereof) with respect to that period of time (and, if the Executive is not so employed at such time, in no event shall he have been considered to have “earned” any Incentive Bonus with respect to the fiscal year or quarter in question). The Executive’s target Incentive Bonus amount for a particular fiscal year of the Company shall equal FIFTY PERCENT (50%) of the Executive’s Base Salary paid by the Company to the Executive for that fiscal year; provided that the Executive’s actual Incentive Bonus amount for a particular fiscal year shall be determined by the Board (or a committee thereof) in its sole discretion, based on performance objectives (which may include corporate, business unit or division, financial, strategic, individual or other objectives) established with respect to that particular fiscal year by the Board (or a committee thereof). The Executive’s Incentive Bonus (if so approved by the Board) for the fourth quarter of 2007 will be calculated using the annual salary of $275,000 for the time period of October 1, 2007 through October 25, 2007 and the Base Salary of $375,000 for the time period of October 26, 2007 through December 31, 2007 and shall be pro-rated by multiplying the amount otherwise payable by a fraction, the numerator of which is the number of days in that fiscal year that occur on and after the Effective Date and the denominator of which is the total number of days in the entire fiscal year, and in addition, the Incentive Bonus shall include the amount of $12,500 provided that the Q4 SCE quarterly bookings target is achieved and the amount of $50,000 provided that the 2007 Annual TMS AEBITDA target is achieved.

3.3

Stock Option Grant.  Within ninety (90) days after the Effective Date, RedPrairie Holding, Inc., a Delaware corporation (“Holding”), will grant the Executive a stock option (the “Option”) under Holding’s 2005 Stock Incentive Plan (the “Plan”) to purchase 149,152 shares of Holding common stock at a price per share equal to the fair market value of a share of common stock as determined by the Board on the effective date of grant (the actual date of grant of the Option is referred to herein as the “Grant Date”). The Option will vest with respect to twenty-five percent (25%) of the shares subject to the Option on the first anniversary of the Effective Date. The remaining seventy-five percent (75%) of the shares subject to the Option will vest in thirty-six (36) substantially equal monthly installments thereafter. In each case, the vesting of the Option is subject to the Executive’s continued employment by the Company through the respective vesting date. Further, if a Change in Control Event (as such term is defined in the Plan) occurs while you are still employed by the Company and, immediately prior to such Change in Control Event the Option is outstanding and not otherwise fully vested, you will be deemed to be fully vested in such Option immediately prior the Change in Control Event The maximum term of the Option will be ten (10) years, subject to earlier termination upon the termination of the Executive’s employment with the Company, a Change in Control of the Company and similar events as set forth in the Plan and the standard form of award agreement used to evidence employee stock option grants under the Plan. The Option shall not be an “incentive stock option” under Section 422 of the Internal Revenue Code, as amended (the “Code”). The Option shall be granted under and subject to the Plan, and shall be subject to such further terms and conditions as set forth in a written stock option agreement (in the standard form used to evidence employee stock option grants under the Plan) to be entered into by the Company and the Executive to evidence the Option. The Company has provided a copy of the Plan and such standard form of employee stock option agreement to the Executive in connection with the execution of this Agreement.

3.4

Sale Bonus.  If, during the Period of Employment while you are the Chief Executive Officer of the Company and in all cases on or before the date that is thirty six (36) months after the Effective Date, Francisco Partners (which term includes its affiliated funds for purposes of this Section 3.4) sells (other than to one of its affiliates or a fund managed by it or one of its affiliates) all or any portion of its interest in Holding, the Company will pay Executive a sale bonus as follows: (1) if 100% of Francisco Partners’ equity interests in Holdings are so sold, the sale bonus shall the amount of the Bonus Opportunity (determined as set forth below), and (2) if less than 100% of Francisco Partners’ equity interests in Holdings are so sold, the sale bonus shall equal the amount of the Bonus Opportunity (determined as set forth below) multiplied by the percentage of Francisco Partners’ equity interests in Holdings that are so sold. For purposes of these calculations, the percentage of Francisco Partners’ equity interests in Holdings that are sold shall be determined with reference to Francisco Partners’ equity interests in Holdings as of the Effective Date (such that if Francisco Partners’ sells 50% of its equity interests in Holdings in one transaction, and then sells the remaining 50% of its equity interests in Holdings in a second transaction, the portion of Francisco Partners’ equity interests sold in the second transaction shall be 50% for purposes of this calculation even though, at the time of the second sale after giving effect to the first sale, the percentage of such interests sold in the second sale constituted all of such interests outstanding immediately prior to the second sale). Any sale bonus due to Executive pursuant to this Section 3.4 with respect to any sale of equity interests by Francisco Partners shall be paid no later than two and one-half months after such sale. The amount of the Bonus Opportunity for purposes of this Section 3.4 is determined with reference to whether the value of the entire Company on a consolidated basis as of the Grant Date, as determined by the Board for purposes of establishing the per share exercise price of the Option (the “Enterprise Value”), is more than FOUR HUNDRED AND SEVENTY FIVE MILLION DOLLARS ($475,000,000) as follows: (a) if the Enterprise Value as of the Grant Date is less than or equal to $475,000,000, then the amount of such Bonus Opportunity is ONE MILLION DOLLARS ($1,000,000); or (b) if the Enterprise Value as of the Grant

Date is more than $475,000,000, then the amount of such Bonus Opportunity equals the sum of (x) ONE MILLION DOLLARS ($1,000,000) plus (y) one percent (1%) of the dollar amount by which the Enterprise Value as of the Grant Date exceeds $475,000,000.

4.	Benefits.

4.1	Retirement, Welfare and Fringe Benefits. During the Period of Employment, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Company to the Company’s employees generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time.

4.2	Reimbursement of Business Expenses. The Executive is authorized to incur reasonable expenses in carrying out the Executive’s duties for the Company under this Agreement and shall be entitled to reimbursement for all reasonable business expenses the Executive incurs during the Period of Employment in connection with carrying out the Executive’s duties for the Company, subject to the Company’s expense reimbursement policies and any pre-approval policies in effect from time to time.

4.3	Vacation and Other Leave. During the Period of Employment, the Executive’s annual rate of vacation accrual shall be four (4) weeks per year; provided that such vacation shall accrue and be subject to the Company’s vacation policies in effect from time to time. The Executive shall also be entitled to all other holiday and leave pay generally available to other executives of the Company.

4.4	Country Club. The Company shall pay or reimburse the Executive for his costs in joining a country club during the Period of Employment up to a maximum amount of THIRTY THOUSAND DOLLARS ($30,000.00). The Executive shall be permitted to retain such membership following the Period of Employment. The Company shall pay or reimburse the Executive for the Executive’s annual dues to maintain his membership at such country club for the Period of Employment to the extent such dues do not exceed TEN THOUSAND DOLLARS ($10,000.00) annually. The Company’s obligations pursuant to this Section 4.4 are subject to the Executive promptly providing the Company with receipts and appropriate documentation to reflect the acquisition of such country club membership and the payment of such dues to maintain such membership in good standing.

5.	Termination.

5.1	Termination by the Company. The Executive’s employment by the Company, and the Period of Employment, may be terminated at any time by the Company: (i) with Cause (as such term is defined in Section 5.5), or (ii) without Cause, or (iii) in the event of the Executive’s death, or (iv) in the event that the Board determines in good faith that the Executive has a Disability (as such term is defined in Section 5.5).

5.2	Termination by the Executive. The Executive’s employment by the Company, and the Period of Employment, may be terminated by the Executive with no less than ninety (90) days advance written notice to the Company (such notice to be delivered in accordance with Section 18); provided, however, that in the case of a Constructive Termination, the Executive may provide immediate written notice of termination once the applicable cure period (as contemplated by the definition of Constructive Termination) has lapsed if the Company has not reasonably cured the circumstances that gave rise to the basis for the Constructive Termination.

5.3	Benefits Upon Termination. If the Executive’s employment by the Company is terminated during the Period of Employment for any reason by the Company or by the Executive, or upon or following the expiration of the Period of Employment (in any case, the date that the Executive’s employment by the Company terminates is referred to as the “Severance Date”), the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:

(a)         The Company shall pay the Executive (or, in the event of his death, the Executive’s estate) any Accrued Obligations (as such term is defined in Section 5.5);

(b)         If, during the Period of Employment, the Executive’s employment with the Company terminates as a result of an Involuntary Termination (as such term is defined in Section 5.5), the Executive shall be entitled to the following benefits:

(i)         The Company shall pay the Executive (in addition to the Accrued Obligations), subject to tax withholding and other authorized deductions, an amount equal to one times his Base Salary (or, if the Severance Date occurs on or after the date of a Change in Control Event, one and one half (1.5) times his Base Salary) at the annualized rate in effect on the Severance Date. Such amount is referred to hereinafter as the “Severance Benefit.” Subject to Section 5.7(a), the Company shall pay the Severance Benefit to the Executive in substantially equal installments in accordance with the Company’s standard payroll practices over a period of twelve (12) consecutive months (or, if the Severance Date occurs on or after the date of a Change in Control Event, a period of eighteen (18) consecutive months), with the first installment payable in the month following the month in which the Executive’s Separation from Service (as such term is defined in Section 5.5) occurs. (For purposes of clarity, each such installment shall equal the applicable fraction of the aggregate Severance Benefit. For example, if such installments were to be made on a monthly basis over twelve months, each installment would equal one-twelfth (1/12th) of the Severance Benefit.)

(ii)         The Company will pay or reimburse the Executive for his premiums charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage for the Executive (and, if applicable, the Executive’s eligible dependents) as in effect immediately prior to the Severance Date, to the extent that the Executive elects such continued coverage; provided that the Company’s obligation to make any payment or reimbursement pursuant to this clause (ii) shall, subject to Section 5.7(a), commence with continuation coverage for the month following the month in which the Executive’s Separation from Service occurs and shall cease with continuation coverage for the twelfth month (or, if the Severance Date occurs on or after the date of a Change in Control Event, the eighteenth month) following the month in which the Executive’s Separation from Service occurs (or, if earlier, shall cease upon the first to occur of the Executive’s death, the date the Executive becomes eligible for coverage under the health plan of a future employer, or the date the Company ceases to offer group medical coverage to its active executive employees or the Company is otherwise under no obligation to offer COBRA continuation coverage to the Executive). To the extent the Executive elects COBRA coverage, he shall notify the Company in writing of such election prior to such coverage taking effect and complete any other continuation coverage enrollment procedures the Company may then have in place.

(iii)         The Company shall promptly pay to the Executive any Incentive Bonus that would otherwise be paid to the Executive had his employment by the Company not terminated with respect to any fiscal year (or, if the Board has determined to pay the Incentive Bonus on a quarterly basis, fiscal quarter) that ended before the Severance Date, to the extent not theretofore paid;

(iv)         At the time the Company pays bonuses with respect to the fiscal year (or, if the Board has determined to pay the Incentive Bonus on a quarterly basis, fiscal quarter) in which the Severance Date occurs, the Company shall pay the Executive the Incentive Bonus that would otherwise have been paid to the Executive had his employment by the Company not terminated with respect to that fiscal year or quarter, as applicable, multiplied by a fraction, the numerator of which is the total number of days in such fiscal year or quarter, as applicable, in which the Executive was employed by the Company and the denominator of which is the total number of days in such fiscal year or quarter, as applicable.

(c)         If, during the Period of Employment, the Executive’s employment with the Company terminates as a result of the Executive’s Disability, the Company shall pay the Executive the amounts contemplated by Section 5.3(b)(iii) and (iv).

(d)         Notwithstanding the foregoing provisions of this Section 5.3, if the Executive breaches his obligations under Section 6 of this Agreement at any time, from and after the date of such breach and not in any way in limitation of any right or remedy otherwise available to the Company, the Executive will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid portion of the Severance Benefit or any remaining unpaid amount contemplated by Section 5.3(b)(iii), 5.3(b)(iv), or 5.3(c), or to any continued Company-paid or reimbursed coverage pursuant to Section 5.3(b)(ii); provided that, if the Executive provides the release contemplated by Section 5.4, in no event shall the Executive be entitled to benefits pursuant to Section 5.3(b) or 5.3(c), as applicable, of less than $5,000 (or the greater amount of such benefits, if less than $5,000), which amount the parties agree is good and adequate consideration, in and of itself, for the Executive’s release contemplated by Section 5.4.

(e)         The foregoing provisions of this Section 5.3 shall not affect: (i) the Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Company welfare benefit plan; (ii) the Executive’s rights under COBRA to continue participation in medical, dental, hospitalization and life insurance coverage; or (iii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Company’s 401(k) plan (if any).

5.4	Release; Exclusive Remedy.

(a)         This Section 5.4 shall apply notwithstanding anything else contained in this Agreement or any stock option or other equity-based award agreement to the contrary. As a condition precedent to any Company obligation to the Executive pursuant to Section 5.3(b) or 5.3(c) or any other obligation to accelerate vesting of any equity-based award in connection with the termination of the Executive’s employment, the Executive shall, upon or promptly following his last day of employment with the Company, provide the Company with a valid, executed general release agreement in a form acceptable to the Company, and such release agreement shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law.

(b)         The Executive agrees that the payments and benefits contemplated by Section 5.3 (and any applicable acceleration of vesting of an equity-based award in accordance with the terms of such award in connection with the termination of the Executive’s employment) shall constitute the exclusive and sole remedy for any termination of his employment and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. The Company and the Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement. All amounts paid to the Executive pursuant to Section 5.3 shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages. The Executive agrees to resign, on the Severance Date, as an officer and director of the Company and any Affiliate of the Company, and as a fiduciary of any benefit plan of the Company or any Affiliate of the Company, and to promptly execute and provide to the Company any further documentation, as requested by the Company, to confirm such resignation.

5.5	Certain Defined Terms.

(a)         As used herein, “Accrued Obligations” means:

(i)         any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) on or before the Severance Date; and

(ii)         any reimbursement due to the Executive pursuant to Section 4.2 for expenses reasonably incurred by the Executive on or before the Severance Date and documented and pre-approved, to the extent applicable, in accordance with the Company’s expense reimbursement policies in effect at the applicable time.

(b)         As used herein, “Affiliate” of the Company means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. As used in this definition, the term

“control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person. The term “Affiliate” shall not include any entity that would not otherwise be an Affiliate of the Company but for its ownership by Francisco Partners or any of its affiliated funds.

(c)         As used herein, “Cause” shall mean, as reasonably determined by the Board (excluding the Executive, if he is then a member of the Board) based on the information then known to it, that one or more of the following has occurred:

(i)         the Executive is convicted of, pled guilty or nolo contendere to a felony (under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction);

(ii)         the Executive has engaged in acts of fraud, dishonesty or other acts of willful misconduct in the course of his duties hereunder;

(iii)         the Executive willfully fails to perform or uphold his duties under this Agreement and/or willfully fails to comply with reasonable directives of the Board; or

(iv)         a breach by the Executive of any other provision of Section 6, or any material breach by the Executive of any other contract he is a party to with the Company or any of its Affiliates.

(d)         As used herein, “Constructive Termination” shall mean a resignation by the Executive after the occurrence (without the Executive’s consent) of any one or more of the following conditions:

(i)         a material diminution in the Executive’s rate of Base Salary;

(ii)         a material diminution in the Executive’s authority, duties, or responsibilities;

(iii)         a material change in the geographic location of the Executive’s principal office with the Company (for this purpose, in no event shall a relocation of such office to a new location that is not more than fifty (50) miles from the current location of the Company’s executive offices constitute a “material change”); or

(iv)         a material breach by the Company of this Agreement;

provided, however, that any such condition or conditions, as applicable, shall not constitute grounds for a Constructive Termination unless both (x) the Executive provides written notice to the Company of the condition claimed to constitute grounds for a Constructive Termination within sixty (60) days of the initial existence of such condition(s) (such notice to be delivered in accordance with Section 18), and (y) the Company fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of the

Executive’s employment with the Company shall not constitute a Constructive Termination unless such termination occurs not more than one hundred and twenty (120) days following the initial existence of the condition claimed to constitute grounds for a Constructive Termination.

(e)         As used herein, “Disability” shall mean a physical or mental impairment which, as reasonably determined by the Board, renders the Executive unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 90 days in any 180-day period, unless a longer period is required by federal or state law, in which case that longer period would apply.

(f)         As used herein, “Involuntary Termination” shall mean (i) a termination of the Executive by the Company without Cause (and other than due to Executive’s death or in connection with a good faith determination by the Board that the Executive has a Disability), or (ii) a Constructive Termination.

(g)         As used herein, the term “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(h)         As used herein, a “Separation from Service” occurs when the Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

5.6.	Notice of Termination. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. This notice of termination must be delivered in accordance with Section 18 and must indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

5.7	Section 409A.

(a)         If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s Separation from Service, the Executive shall not be entitled to any payment or benefit pursuant to Section 5.3(b) or (c) until the earlier of (i) the date which is six (6) months after his or her Separation from Service for any reason other than death, or (ii) the date of the Executive’s death. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code. Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Participant’s Separation from Service that are not so paid by reason of this Section 5.7(a) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Participant’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Participant’s death).

(b)         To the extent that any benefits pursuant to Section 5.3(b)(iii) are taxable to the Executive, any reimbursement payment due to the Executive pursuant to such provision shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The benefits pursuant to Section 5.3(b)(iii) are not subject to liquidation or exchange for another benefit and the amount of such benefits that the Executive receives in one taxable year shall not affect the amount of such benefits that the Executive receives in any other taxable year.

6.	Protective Covenants.

6.1	Confidential Information; Inventions.

(a)         The Executive shall not disclose or use at any time, either during the Period of Employment or thereafter, any Confidential Information (as defined below) of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance in good faith of duties for the Company. The Executive will take all appropriate steps to safeguard Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft. The Executive shall deliver to the Company at the termination of the Period of Employment, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as hereinafter defined) of the business of the Company or any of its Affiliates which the Executive may then possess or have under his control. Notwithstanding the foregoing, the Executive may truthfully respond to a lawful and valid subpoena or other legal process, but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist the Company and such counsel in resisting or otherwise responding to such process.

(b)         As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company in connection with its business, including, but not limited to, information, observations and data obtained by the Executive while employed by the Company or any predecessors thereof (including those obtained prior to the Effective Date) concerning (i) the business or affairs of the Company (or such predecessors), (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and

(xv) all similar and related information in whatever form. Confidential Information will not include any information that has been published (other than a disclosure by the Executive in breach of this Agreement) in a form generally available to the public prior to the date the Executive proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(c)         As used in this Agreement, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable, copyrightable, registerable as a trademark, reduced to writing, or otherwise) which relates to the Company’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether or not during usual business hours, whether or not by the use of the facilities of the Company or any of its Affiliates, and whether or not alone or in conjunction with any other person) while employed by the Company (including those conceived, developed or made prior to the Effective Date) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. All Work Product that the Executive may have discovered, invented or originated during his employment by the Company or any of its Affiliates prior to the Effective Date, that he may discover, invent or originate during the Period of Employment or at any time in the period of twelve (12) months after the Severance Date, shall be the exclusive property of the Company and its Affiliates, as applicable, and Executive hereby assigns all of Executive’s right, title and interest in and to such Work Product to the Company or its applicable Affiliate, including all intellectual property rights therein. Executive shall promptly disclose all Work Product to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its (or any of its Affiliates’, as applicable) rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s (or any of its Affiliates’, as applicable) rights therein. The Executive hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Company to protect or perfect the Company, the Company’s (and any of its Affiliates’, as applicable) rights to any Work Product.

6.2

Restriction on Competition.  The Executive acknowledges that, in the course of his employment with the Company and/or its Affiliates and their predecessors, he has become familiar, or will become familiar, with the Company’s and its Affiliates’ and their predecessors’ trade secrets and with other confidential information concerning the Company, its Affiliates and their respective predecessors and that his services have been and will be of special, unique and extraordinary value to the Company and its Affiliates. The Executive agrees that if the Executive were to become employed by, or substantially involved in, the business of a competitor of the Company or any of its Affiliates during the eighteen (18) month period following the Severance Date, it would be very difficult for the Executive not to rely on or use the Company’s and its Affiliates’ trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company’s and its Affiliates’ trade secrets and confidential information, and to protect such trade secrets and confidential information and the Company’s and its Affiliates’ relationships and goodwill with customers, during the Period of Employment and for a period of eighteen (18) months after the Severance Date, the Executive will not directly or indirectly through any other Person engage in, enter the employ of, render any services to, have any ownership interest in, nor participate in the financing, operation, management or control of, any Competing Business. For purposes of this Agreement, the phrase “directly or indirectly through any other Person engage in” shall include, without limitation, any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, member, partner, joint venturer or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, director, officer, licensor of technology or otherwise. For purposes of this Agreement, “Competing Business” means a Person anywhere in the continental United States and elsewhere in the world where the Company and its Affiliates engage in business, or reasonably anticipate engaging in business, on the Severance Date (the “Restricted Area”) that at any time during the Period of Employment has competed, or any and time during the eighteen (18) month period following the Severance Date competes, with the Company or any of its Affiliates in any business related to logistics execution software and support services to the supply chain marketplace. Without limiting the generality of the foregoing, the following companies shall be deemed to be engaged in a Competing Business: Catalyst International, Inc.(a CDC Software company), The Descartes Systems Group, Inc., Infor Global Solutions, HighJump Software, Inc. (a 3M Company), HK Systems, Inc., i2 Technologies, Inc. Manhattan Associates, Inc., , Optum, Inc. (now owned by Click Commerce, Inc.), Oracle®, , SAP®, JDA Software Group, Inc., Professional Datasolutions, Inc., Datamax Corporation, Kernow Software, Alphameric Plc, Radiant Systems, Inc., Menulink (a Radiant company), Workbrain, Inc., Workplace Software Systems, Inc., Torex Retail Plc, Kronos Incorporated, and Retalix Ltd. and each of their respective successors and affiliates. Nothing herein shall prohibit the Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation.

6.3	Non-Solicitation of Employees and Consultants. During the Period of Employment and for a period of eighteen (18) months after the Severance Date, the Executive will not directly or indirectly through any other Person induce or attempt to induce any employee or independent contractor of the Company or any Affiliate of the Company to leave the employ or service, as applicable, of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any such Affiliate, on the one hand, and any employee or independent contractor thereof, on the other hand.

6.4

Non-Solicitation of Customers.  During the Period of Employment and for a period of eighteen (18) months after the Severance Date, the Executive will not directly or indirectly through any other Person influence or attempt to influence customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of the Company or any Affiliate of the Company to divert their business away from the Company or such Affiliate, and the Executive will not otherwise interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between the Company or any Affiliate of the Company, on the one hand, and any of its or their customers, suppliers, vendors, lessors, licensors, joint venturers, associates, officers, employees, consultants, managers, partners, members or investors, on the other hand.

6.5	Non-Disparagement. The Executive agrees that he shall not, during the Period of Employment and thereafter, directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, the Company, its Affiliates, as well as its and their respective directors, officers, agents, employees, stockholders, and successors, past and present, and each of them. Nothing in this Section 6.6 shall in any way prohibit Executive from disclosing such information as may be required by law, or by judicial or administrative process or order or the rules of any securities exchange or similar self-regulatory organization applicable to the Executive. For purposes of this Section 6.6, a statement shall be considered to “disparage” only if the Executive knew or reasonably should have known at the time of making the statement that such statement, when made, would have an adverse effect on the business, business reputation, or personal or professional reputation of the person so disparaged.

6.6	Understanding of Covenants. The Executive represents that he (i) is familiar with and has carefully considered the foregoing covenants set forth in this Section 6 (together, the “Restrictive Covenants”), (ii) is fully aware of his obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants, (iv) agrees that the Company and its Affiliates currently conducts business throughout the Restricted Area, (v) agrees that the Restrictive Covenants are necessary to protect the Company’s and its Affiliates’ confidential and proprietary information, good will, stable workforce, and customer relations, and (vi) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above in this Section 6 regardless of whether the Executive is then entitled to receive severance pay or benefits from the Company. The Executive understands that the Restrictive Covenants may limit his ability to earn a livelihood in a business similar to the business of the Company and any of its Affiliates, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living. The Executive agrees that the Restrictive Covenants do not confer a benefit upon the Company disproportionate to the detriment of the Executive.

6.7

Enforcement.  The Executive agrees that the Executive’s services are unique and that he has access to Confidential Information and Work Product. Accordingly, without limiting the generality of Section 17, the Executive agrees that a breach by the Executive of any of the covenants in this Section 6 would cause immediate and irreparable harm to the Company that would be difficult or impossible to measure, and that damages to the Company for any such injury would therefore be an inadequate remedy for any such breach. Therefore, the Executive agrees that in the event of any breach or threatened breach of any provision of this Section 6, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement, at law or otherwise, to obtain specific performance, injunctive relief and/or other appropriate relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Section 6, or require the Executive to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of this Section 6 if and when final judgment of a court of competent jurisdiction or arbitrator, as applicable, is so entered against the Executive. The Executive further agrees that the applicable period of time any Restrictive Covenant is in effect following the Severance Date, as determined pursuant to the foregoing provisions of this Section 6, such period of time shall be extended by the same amount of time that Executive is in breach of any Restrictive Covenant.

7.	Withholding Taxes. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

8.	Successors and Assigns.

(a)         This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)         This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Without limiting the generality of the preceding sentence, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assignee, as applicable, which assumes and agrees to perform this Agreement by operation of law or otherwise.

9.	Number and Gender; Examples. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

10.	Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

11.

Governing Law.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF WISCONSIN, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF WISCONSIN OR ANY OTHER JURISDICTION)

THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF WISCONSIN TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF WISCONSIN WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

12.	Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13.	Entire Agreement. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof (including, without limitation, the Prior Employment Agreement). Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

14.	Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

15.	Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

16.	Arbitration. Except as provided in Sections 6.7 and 17, Executive and the Company agree that any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of Executive’s employment, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in Milwaukee, Wisconsin, before a sole arbitrator (the “Arbitrator”) selected from the American Arbitration Association, as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or Executive’s employment. The parties agree that the Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee, but that each party shall bear its own attorneys fees and other expenses.

17.	Remedies. Each of the parties to this Agreement and any such person or entity granted rights hereunder whether or not such person or entity is a signatory hereto shall be entitled to enforce its rights under this Agreement specifically to recover damages and costs for any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance, injunctive relief and/or other appropriate equitable relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Agreement. Each party shall be responsible for paying its own attorneys’ fees, costs and other expenses pertaining to any such legal proceeding and enforcement regardless of whether an award or finding or any judgment or verdict thereon is entered against either party.

18.	Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

if to the Company:

RedPrairie Corporation

20700 Swenson Drive

Waukesha, Wisconsin 53186

Attention: Chief Legal Officer

with copies to:

Francisco Partners, L.P.

Letterman Digital Arts Center

One Letterman Drive, Building C, Suite 410

San Francisco, CA 94129

Attn: Ezra Perlman

and

O’Melveny & Myers LLP

Embarcadero Center West

275 Battery Street

San Francisco, California 94111-3305

Attn: Michael Kennedy, Esq.

if to the Executive, to the address most recently on file in the payroll records of the Company.

19.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

20.	Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

[The remainder of this page has intentionally been left blank.]

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the Effective Date.

“COMPANY”

RedPrairie Corporation,
a Delaware corporation

By:	/s/ Ezra Perlman

Name:	Ezra Perlman

Title:	Director

“EXECUTIVE”

/s/ R. Michael Mayoras
R. Michael Mayoras

First Amendment to Employment Agreement

Between

RedPrairie Corporation

and

Michael Mayoras

This First Amendment dated as of the 1st day of January 2009, is attached to and made a part of the Employment Agreement dated 26 October 2007 (the “Agreement”) between RedPrairie Corporation (hereafter “Company”) and Michael Mayoras (hereinafter “Executive”). Wherever possible, the terms of this Amendment shall be read in such a manner so as to avoid conflict with the terms of the Agreement but, in the event of an unavoidable conflict, the terms of this Amendment shall control over the terms and conditions of the Agreement. For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to revise the Agreement, which revisions are retroactively effective as of the date set forth above, in accordance with the following terms:

1.      Section 3.4 of the Agreement is deleted in its entirety and replaced with the following language:

“3.4         Sale Bonus.  If, during the Period of Employment while you are the Chief Executive Officer of the Company and in all cases on or before the date that is thirty six (36) months after the Effective Date, Francisco Partners (which term includes its affiliated funds for purposes of this Section 3.4) sells (other than to one of its affiliates or a fund managed by it or one of its affiliates) all or any portion of its interest in Holding, the Company will pay Executive a sale bonus as follows: (1) if 100% of Francisco Partners’ equity interests in Holdings are so sold, the sale bonus shall be equal to ONE MILLION ONE HUNDRED THIRTY SEVEN THOUSAND EIGHT HUNDRED TWENTY-ONE DOLLARS ($1,137,821) (the “Bonus Opportunity Amount”), and (2) if less than 100% of Francisco Partners’ equity interests in Holdings are so sold, the sale bonus shall be equal to the Bonus Opportunity Amount multiplied by the percentage of Francisco Partners’ equity interests in Holdings that are so sold. For purposes of these calculations, the percentage of Francisco Partners’ equity interests in Holdings that are sold shall be determined with reference to Francisco Partners’ equity interests in Holdings as of the Effective Date (such that if Francisco Partners’ sells 50% of its equity interests in Holdings in one transaction, and then sells the remaining 50% of its equity interests in Holdings in a second transaction, the portion of Francisco Partners’ equity interests sold in the second transaction shall be 50% for purposes of this calculation even though, at the time of the second sale after giving effect to the first sale, the percentage of such interests sold in the second sale constituted all of such interests outstanding immediately prior to the second sale). Any sale bonus due to Executive pursuant to this Section 3.4 with respect to any sale of equity interests by Francisco Partners shall be paid no later than two and one-half months after such sale. Each of the parties hereto (i) acknowledges that, for purposes of determining the per share exercise price of the Option granted in accordance with Section 3.3, the Board determined that the value of Holding on a consolidated basis (the “Enterprise Value”) was greater than FOUR HUNDRED AND SEVENTY FIVE MILLION DOLLARS ($475,000,000) as of the Grant Date, and (ii) agrees that based on that Enterprise Value, the Bonus Opportunity Amount is equal to ONE MILLION ONE HUNDRED THIRTY SEVEN THOUSAND EIGHT HUNDRED TWENTY-ONE DOLLARS ($1,137,821).”

2.      A new Section 3.5 is hereby added to the Agreement as follows:

“3.5         Prior Stock Options.  Holding and Executive are parties to (i) a Stock Option Agreement, dated November 16, 2005, pursuant to which Executive was granted an option to purchase 137,647 shares of Holding common stock, and (ii) a Stock Option Agreement, dated September 27, 2006, pursuant to which Executive was granted an option to purchase 41,294 shares of Holding common stock (collectively, the “Prior Stock Option Agreements”). The parties hereto intend for the options granted under the Prior Stock Option Agreements to continue to have the benefit of accelerated vesting in connection with a change of control of control as provided in the Prior Employment Agreement. In furtherance thereof, if a Change of Control occurs while the Executive is still employed by the Company (or any of its Affiliates), then all of the Executive’s then outstanding and otherwise unvested stock options which had been granted under the Prior Stock Option Agreements shall become fully vested as of immediately prior to the Change of Control. For purposes of this Section 3.5, “Change of Control” shall mean the acquisition by any Person (as defined in Section 5.5(g) of this Agreement) after the Effective Date of legal or beneficial ownership of more than fifty percent (50%) of the equity or voting power of Holding or the Company; provided, however, the following acquisitions of equity or voting power of Holding or the Company shall not constitute a Change in Control (regardless of the resulting changes in percentage ownership of Holding or the Company by any of its shareholders by reason of such acquisition): any acquisition by (i) Holding or the Company, (ii) any employee benefit plan (or related trust) sponsored or maintained by Holding, the Company or any affiliate or a successor thereof, or (iii) any Person who is the legal or beneficial owner of at least five percent (5%) of the equity or voting power of Holding or the Company (or any affiliate of any such Person) as of immediately prior to the date of such acquisition As used in the definition of Change of Control, “affiliate” means, with respect to any Person, any other Person which, directly or indirectly, is controlled by, controls, or is under common control with, such Person. For the purposes of the preceding sentence, the word “control” (including the terms “controlling,” “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the entity, whether through the ownership of voting securities or partnership interests or by contract. This Section 3.5 shall supersede any reference to the Prior Employment Agreement in the Prior Stock Option Agreements and shall control the vesting of any then-outstanding and otherwise unvested options granted under the Prior Stock Option Agreements in the event of a Change of Control.”

3.      Except as expressly provided otherwise in this Amendment, all the terms and conditions of the Agreement shall remain in full force and effect.

In WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Executive has executed the same as of the day and year first written above.

REDPRAIRIE CORPORATION		MICHAEL MAYORAS

By:	/s/ Ezra Perlman	/s/ Michael Mayoras

Name:	Ezra Perlman

Title:	Director/Compensation Committee Member

Second Amendment to Employment Agreement

Between

RedPrairie Corporation

and

Michael Mayoras

This Second Amendment dated as of the 10th day of August, 2009 (the “Amendment”), is attached to and made a part of the Employment Agreement dated 26 October 2007, as amended (the “Agreement”) between RedPrairie Corporation (hereafter “Company”) and Michael Mayoras (hereinafter “Executive”). Wherever possible, the terms of this Amendment shall be read in such a manner so as to avoid conflict with the terms of the Agreement but, in the event of an unavoidable conflict, the terms of this Amendment shall control over the terms and conditions of the Agreement. For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to revise the Agreement in accordance with the following terms:

1.      Section 3.4 of the Agreement is deleted in its entirety and replaced with the following language:

3.4         Sale Bonus.  If, during the Period of Employment while you are the Chief Executive Officer of the Company and in all cases on or before December 31, 2012, Francisco Partners (which term includes its affiliated funds for purposes of this Section 3.4) sells any portion of its interest in Holding to any Person (other than an affiliate of Francisco Partners or a fund managed by Francisco Partners or any of its affiliates) (a “Third Party Purchaser”), the Company will pay Executive a sale bonus in an amount equal to the Sale Bonus Amount multiplied by the percentage of Francisco Partners’ equity interests in Holdings that are so sold in such transaction. The amount payable to the Executive pursuant to this Section 3.4 is referred to as the “Sale Bonus Amount” and shall be based on the Enterprise Value. For purposes of this Section 3.4, the “Enterprise Value” shall be established at the time Francisco Partners completes the initial sale of any portion of its equity interest in Holdings to a Third Party Purchaser and shall be equal to the enterprise value of Holdings at which Francisco Partners sells its equity interest in Holdings to such Third Party Purchaser in such initial sale transaction.

If the Enterprise Value is less than or equal to four hundred seventy-five million dollars ($475,000,000), then the Sale Bonus Amount shall be equal to one million dollars ($1,000,000). If the Enterprise Value is greater than four hundred seventy-five million dollars ($475,000,000), then the Sale Bonus Amount shall be an amount equal to one million dollars ($1,000,000), plus 1.5% of the dollar amount by which the Enterprise Value exceeds four hundred seventy-five million dollars ($475,000,000). For purposes of the calculations in this Section 3.4, the percentage of Francisco Partners’ equity interests in Holdings that are sold shall be determined with reference to Francisco Partners’ equity interests in Holdings as of the Effective Date.

The Sale Bonus Amount due to Executive pursuant to this Section 3.4 with respect to any sale by Francisco Partners of its equity interests in Holdings to a Third Party Purchaser shall be payable in cash and shall be paid no later than two and one-half months after such sale.

2.      Except as expressly provided otherwise in this Amendment, all the terms and conditions of the Agreement shall remain in full force and effect.

3.      This Amendment shall be governed by the laws of the State of Wisconsin without reference to its conflict of laws provision.

In WITNESS WHEREOF, the Company has caused this Amendment to be executed on its behalf by its duly authorized officer and Executive has executed the same as of the day and year first written above.

REDPRAIRIE CORPORATION		MICHAEL MAYORAS

By:	/s/ Ezra Perlman	/s/ Michael Mayoras

Name:	Ezra Perlman

Title:	Director/Compensation Committee Member

Third Amendment to Employment Agreement

Between

RedPrairie Corporation

and

Michael Mayoras

This Third Amendment dated on this 23rd day of November, 2009 (the “Amendment”), is attached to and made a part of the Employment Agreement dated 26 October 2007, as amended (the “Agreement”) between RedPrairie Corporation (hereafter “Company”) and Michael Mayoras (hereinafter “Executive”). For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to revise the Agreement as follows:

1. Effective immediately prior to the effectiveness of the registration statement relating to the first underwritten public offering of the common stock of Holding, and provided such offering is completed on or before December 31, 2012, Section 3.4 of the Agreement is deleted in its entirety and replaced with the following, and the Executive’s entitlement to any “Sale Bonus Amount” (as defined in the Agreement as in effect prior to this Amendment) is hereby terminated:

3.4 Restricted Stock Grant. Effective immediately prior to the effectiveness of the registration statement relating to the first underwritten public offering of the common stock of Holding, and provided that the Executive is employed by the Company on such date, Holding will grant the Executive 75,000 shares of restricted common stock of Holding pursuant to a Restricted Stock Award Agreement substantially in the form attached hereto as Exhibit A.

2. Section 5.7(b) of the Agreement is revised by replacing each reference to “Section 5.3(b)(iii)” with “Section 5.3(b)(ii).”

3. Except as expressly provided otherwise in this Amendment, all the terms and conditions of the Agreement shall remain in full force and effect.

In WITNESS WHEREOF, the Company has caused this Amendment to be executed on its behalf by its duly authorized officer and Executive has executed the same on the day and year first written above.

REDPRAIRIE CORPORATION		MICHAEL MAYORAS

By:	/s/ Laura L. Fese	/s/ Michael Mayoras

Name:	Laura L. Fese

Title:	Chief Legal Officer